EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES, INC. ANNOUNCES SALE OF PRIVATE LABEL CREDIT CARD PROGRAM TO ALLIANCE DATA

-Executes Long-Term Services Agreement For Private Label Credit Card Receivables Program
-Company Schedules Second Quarter Sales And Earnings Conference Call For August 26, 2009

BENSALEM, Pa., August 13, 2009, Charming Shoppes, Inc. (Nasdaq: CHRS), a leading multi-brand apparel retailer specializing in women's plus apparel, and Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced an agreement for the sale of Charming Shoppes’ (the “Company”) credit card receivables program to Alliance Data Systems Corporation (“Alliance Data”).  Charming Shoppes and Alliance Data have also entered into a ten-year operating agreement for the servicing of Charming Shoppes’ private label credit card receivables program.  The Company expects the transaction to close before the end of the year, subject to attaining certain customary regulatory approvals.

Charming Shoppes expects to receive net cash proceeds of approximately $110 million related to the transaction.  The transaction consists of the sale of Charming Shoppes’ private label credit card portfolio, along with certain other assets and liabilities that are required to support these card programs, including Charming Shoppes’ consolidated balance sheet asset “Investment in Asset-Backed Securities.” Gross proceeds from the transaction are estimated at $140 million.  Approximately $30 million will be utilized to fund the termination of contractual obligations related to the transaction and exit costs.

Charming Shoppes’ Investment in Asset-Backed Securities are held on its consolidated balance sheet. Its off-balance sheet Series 2004-1 and Series 2007-1 securitization funding facilities are currently held in the Charming Shoppes Master Trust.  Alliance Data will assume the operation of this Trust and all funding responsibility in support of the credit card receivables program.

Under the terms of the operating agreement, Alliance Data will assume operation of Charming Shoppes’ private label credit card programs.  This includes the operation of the Lane Bryant, Fashion Bug and Catherines credit card programs, which combined represent approximately 4.5 million active accounts generating approximately $680 million of annual credit sales, or 32% of the Company’s retail stores nets sales for the trailing 12 months.  Alliance Data will provide private label credit card services including account acquisition and activation; card authorization; private label credit card issuance; statement generation; remittance processing; customer service functions and marketing services, as well as receivables funding.

To ensure continuity in customer service and collections, Alliance Data plans to maintain and operate Charming Shoppes’ existing Milford, Ohio facility, effective with the closing of the transaction. Charming Shoppes will continue to manage credit marketing strategy for its retail brands from its Bensalem, Pennsylvania headquarters.

Jim Fogarty, President and Chief Executive Officer of Charming Shoppes, Inc. commented, “We are extremely pleased to enter into this agreement with Alliance Data.  Upon closing, the benefits of this transaction to Charming Shoppes and our shareholders will include:

●	Further focus on our core business;

●	Removal of financing risk associated with our credit card receivable securitization program and the credit risk of the underlying credit card portfolio;

●	A projected $110 million reduction in our net debt position to approximately $50 million as of the end of our third quarter, and the attendant strengthening of our liquidity and financial flexibility;

●	Achievement of these benefits in a non-dilutive transaction; and

●	Partnering with one of the country’s premier credit card providers.

Fogarty continued, “We view our private label credit card program as an integral component of our retailing strategy, and we place a high value on our relationship with our customers.  With Alliance Data as our strategic partner, we believe we can continue to offer our customers superior service.”

Eric M. Specter, Executive Vice President and Chief Financial Officer of Charming Shoppes, Inc. commented, “Following the closing of this transaction, we expect to record a decrease in our net debt as a result of an increase in our overall cash position by approximately $110 million. This transaction results in the monetization of our Investment in Asset-Backed Securities, which have been recorded as a current asset on our consolidated balance sheet.  As to our income statement, the Company will receive annual payments from Alliance Data, based on credit sales generated by the private label credit card portfolio, resulting in the transaction being non-dilutive.  These payments are expected to substantially replace the Company’s net credit contribution related to its credit card portfolio.  Alliance Data will assume the obligation to operate the Charming Shoppes Master Trust, through which our credit card receivables are financed.  Therefore, we will have no further financing obligations with respect to our credit card program.”

BofA Merrill Lynch and Barclays Capital served as financial advisors to Charming Shoppes, Inc. on this transaction.

Second Quarter Sales And Earnings Conference Call
Charming Shoppes will host its second quarter sales and earnings conference call on Wednesday, August 26, 2009, at 9:15 a.m. eastern time.  Second quarter and first half results will be released over the newswires and will be available on Form 8-K prior to 9:15 a.m. eastern time.  Both the second quarter earnings release and the Form 8-K will be available at http://www.charmingshoppes.com/investors/index.asp.

Jim Fogarty, President and Chief Executive Officer and Eric M. Specter, Executive Vice President and Chief Financial Officer of Charming Shoppes, Inc. will comment on the Company’s second quarter results and today’s announcement.  Prepared remarks will be followed by a question and answer period.

To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.  A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives prior to 9:15 a.m. eastern time on Wednesday, August 26, 2009.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

About Charming Shoppes, Inc.
Charming Shoppes, Inc. (NASDAQ: CHRS) is a leading multi-brand specialty apparel retailer primarily focused on plus-size women's apparel and the parent company of four distinct store brands – Lane Bryant, Fashion Bug, Catherines Plus Sizes and Petite Sophisticate Outlet.  At August 1, 2009, Charming Shoppes, Inc. operated 2,258 retail stores in 48 states under the names LANE BRYANT®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, and PETITE SOPHISTICATE OUTLET®.  The Company also operates the Figi’s® Gifts in Good Taste® catalog, specializing in holiday fare, gift-giving convenience, and exclusive and personalized items. Headquartered in Bensalem, PA, Charming Shoppes employs approximately 28,000 employees worldwide.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

About Alliance Data
Alliance Data (NYSE: ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America's largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Safe Harbor Statement
This press release contains and the Company’s conference call will contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, credit card receivables program, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to consummate our announced transaction with Alliance Data, the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our bankers, suppliers and their agents, the failure to realize the benefits from the sale of our credit card program to, and the operation of our credit card program by, our third-party provider, the failure to consummate our identified strategic alternatives for our non-core assets, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans and store closing plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company's plans for the transformation of its brands to a vertical specialty store model, the failure to achieve increased profitability through the adoption by the Company's brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955